CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside SecuritiesSM due 2017	$2,500,000	$290.50

January 2015
Pricing Supplement No. 96 Registration Statement No. 333-200365 Dated January 14, 2015 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due September 5, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the underlying commodity index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity index, subject to the maximum payment at maturity. However, if the underlying commodity index has depreciated in value, investors will lose 1% for every 1% decline in the value of the underlying commodity index over the term of the securities.  Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity on the PLUS. Accordingly, you could lose your entire initial investment in the PLUS.  The PLUS are for investors who seek exposure to the performance of crude oil, as measured by the underlying commodity index, and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying commodity index.  The PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:		Morgan Stanley
Maturity date:		September 5, 2017
Underlying commodity index:		S&P GSCI™ Crude Oil Index - Excess Return
Aggregate principal amount:		$2,500,000
Payment at maturity:
•     If the final index value is greater than the initial index value:
$1,000 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•     If the final index value is less than or equal to the initial index value:
$1,000 x the index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:		$1,000 x leverage factor x index percent increase
Leverage factor:		200%
Maximum payment at maturity:		$1,760 per PLUS (176% of stated principal amount)
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		252.7290, which is the official settlement price of the underlying commodity index on January 13, 2015
Final index value:		The official settlement price of the underlying commodity index on the valuation date
Valuation date:		August 30, 2017, subject to adjustment for non-index business days and certain market disruption events
Index performance factor:		final index value / initial index value
Stated principal amount:		$1,000 per PLUS
Issue price:		$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:		January 14, 2015
Original issue date:		January 21, 2015 (4 business days after the pricing date)
CUSIP:		61762GCW2
ISIN:		US61762GCW24
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		$1,014.50 per PLUS. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$1,000	$5(1)
		$5(2)	$990
Total	$2,500,000	$25,000	$2,475,000
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $5 for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each PLUS.
(3)	See “Use of proceeds and hedging” on page 12.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the PLUS” at the end of this document.

Prospectus Supplement for PLUS dated November 19, 2014	Prospectus dated November 19, 2014

PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities
Principal at Risk Securities

The PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due September 5, 2017 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying commodity index that enhances returns for any positive performance of the underlying commodity index, subject to the maximum payment at maturity

▪	To potentially outperform the underlying commodity index in a moderately bullish scenario

▪
To achieve similar levels of upside exposure to the underlying commodity index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

Maturity:	Approximately 2 years and 7 months
Leverage factor:	200%
Maximum payment at maturity:	$1,760 per PLUS (176% of stated principal amount)
Interest:	None
Listing:	The PLUS will not be listed on any securities exchange

The original issue price of each PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date is less than $1,000. We estimate that the value of each PLUS on the pricing date is $1,014.50.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying commodity index. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity index, instruments based on the underlying commodity index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

January 2015	Page 2

PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the underlying commodity index. In exchange for enhanced performance of 200% of the appreciation of the underlying commodity index, investors forgo performance above the maximum payment at maturity of $1,760 per PLUS. At maturity, if the underlying commodity index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity index, subject to the maximum payment at maturity. However, if the underlying commodity index has depreciated in value, investors will lose 1% for every 1% decline in the underlying commodity index over the term of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity on the PLUS. Accordingly, you could lose your entire initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Upside Scenario
The underlying commodity index increases in value, and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 200% of the index percent increase, subject to the maximum payment at maturity of $1,760 per PLUS (176% of the stated principal amount). For example, if the final index value is 10% greater than the initial share price, the PLUS will provide a total return of 20% at maturity.

Par Scenario	The final index value is equal to the initial index value. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario
The underlying commodity index declines in value, and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying commodity index from the initial index value. For example, if the underlying commodity index decreases in value by 40%, the PLUS will redeem for $600, or 60% of the stated principal amount. There is no minimum payment at maturity on the PLUS. Accordingly, you could lose your entire initial investment in the PLUS.

January 2015	Page 3

PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,760 per PLUS (176% of stated principal amount)

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final index value is greater than the initial index value, the investor would receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying commodity index over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor will realize the maximum payment at maturity at a final index value of 138% of the initial index value.

▪	If the underlying commodity index appreciates 4%, the investor would receive an 8% return, or $1,080 per PLUS.

▪	If the underlying commodity index appreciates 40%, the investor would receive only the maximum payment at maturity of $1,760 per PLUS, or 176% of the stated principal amount.

▪	Par Scenario. If the final index value is equal to the initial index value, the investor would receive the $1,000 stated principal amount.

▪
Downside Scenario.  If the final index value is less than the initial index value, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity index. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

▪	If the underlying commodity index depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $700 per PLUS at maturity, or 70% of the stated principal amount.

January 2015	Page 4

PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
The PLUS do not pay interest or guarantee return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the full decline in the value of the underlying commodity index over the term of the PLUS. There is no minimum payment at maturity on the PLUS. Accordingly, you could lose your entire initial investment in the PLUS.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,760 per PLUS (176% of the stated principal amount). Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 176% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than 38% of the initial index value will not further increase the return on the PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the value of the underlying commodity index at any time, the volatility (frequency and magnitude of changes in value) of the underlying commodity index, the price and volatility of the commodity contracts that underlie the underlying commodity index, trends of supply and demand for the commodity contracts that underlie the underlying commodity index, interest and yield rates in the market, the time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity index or commodities markets generally and which may affect the final index value of the underlying commodity index, and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. The level of the underlying commodity index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P GSCI™ Crude Oil Index - Excess Return Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you are able to sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
The amount payable on the PLUS is not linked to the value of the underlying commodity index at any time other than the valuation date. The final index value will be the official settlement price of the underlying commodity index on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if the value of the underlying commodity index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying commodity index prior to such drop. Although the actual value of the underlying commodity index on the stated maturity date or at other times during the term of the PLUS may be higher than the final index value, the payment at maturity will be based solely on the value of the underlying commodity index on the valuation date.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related

January 2015	Page 5

PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the underlying commodity index and the value of your PLUS in varying and potentially inconsistent ways. As a result of these or other factors, the level of the underlying commodity index may be, and has recently been, volatile. See “S&P GSCI™ Crude Oil Index - Excess Return Overview” below.

▪
The underlying commodity index may in the future include contracts that are not traded on regulated futures exchanges.  The underlying commodity index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the underlying commodity index continues to be composed exclusively of regulated futures contracts. However, the underlying commodity index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
An investment in the PLUS will expose you to concentrated risks relating to crude oil. The underlying commodity index is composed entirely of crude oil futures contracts included in the S&P GSCITM–ER. An investment in the PLUS may therefore bear risks similar to a securities investment concentrated in a single underlying sector. The price of crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. The price of crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

▪
Higher future prices of the index commodity relative to its current prices may adversely affect the value of the underlying commodity index and the value of the PLUS.  The S&P GSCITM–ER, on which the underlying commodity index is based, is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, crude oil and certain other commodities included in the

January 2015	Page 6

PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

S&P GSCITM–ER have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the crude oil markets generally results in negative “roll yields,” which would adversely affect the value of the index and, accordingly, the value of the PLUS.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The underlying commodity index has returns based on the change in price of futures contracts included in such underlying commodity index, not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the PLUS.

▪
Adjustments to the underlying commodity index could adversely affect the value of the PLUS.  The publisher of the underlying commodity index may add, delete or substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index. The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the PLUS. Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Investing in the PLUS is not equivalent to investing in the underlying commodity index.  Investing in the PLUS is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index. See “How the PLUS Work” above.

▪
Legal and regulatory changes could adversely affect the return on and value of your PLUS.  Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the PLUS.

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PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the PLUS.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

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The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

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PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) has determined the initial index value, will determine the final index value and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying commodity index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date,” “—Alternate Exchange Calculation in case of an Event of Default,” “—Discontinuance of Any Underlying Commodity Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the PLUS (and possibly to other instruments linked to the underlying commodity index), including trading in swaps or futures contracts on the underlying commodity index and on commodities that underlie the underlying commodity index. Some of our subsidiaries also trade in financial instruments related to the underlying commodity index or the prices of the commodities or contracts that underlie the underlying commodity index on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to January 13, 2015 could have increased the initial index value, and, therefore, could have increased the value at or above which the underlying commodity index must close on the valuation date so that you do not suffer a loss on your initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying commodity index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation – FATCA Legislation” in the accompanying prospectus supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the PLUS if they were recharacterized as debt instruments. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

January 2015	Page 9

PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

S&P GSCI™ Crude Oil Index - Excess Return Overview

The S&P GSCI™ Crude Oil Index—Excess Return is a sub-index of the S&P GSCITM-ER. It represents only the crude oil component of the S&P GSCITM-ER, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC. The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI™ Crude Oil Index Excess Return references the front-month West Texas Intermediate (“WTI”) crude oil futures contract (i.e., the WTI crude futures contract generally closest to expiration) traded on the New York Mercantile Exchange. The S&P GSCI™ Crude Oil Index Excess Return provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. The S&P GSCI™ Crude Oil Index Excess Return is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the underlying commodity index, are the designated crude oil futures contracts).

The S&P GSCI™—Excess Return is calculated and maintained using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P GSCI™. See the information set forth under “—S&P GSCITM-ER” and “—S&P GSCI™” in the accompanying prospectus supplement.

Underlying commodity index information as of January 13, 2015:

Underlying Index information as of January 13, 2015
	Bloomberg Ticker Symbol*	Current Value	52 Weeks Ago	52 Week High	52 Week Low
S&P GSCITM Crude Oil Index—Excess Return	SPGCCLP	252.7290	491.0150	571.2074 (on 6/22/2014)	252.7290 (on 1/13/2015)

*The Bloomberg ticker symbol is being provided for reference purposes only. The value of the underlying commodity index on any index business day will be determined based on the price published by the publisher of the underlying commodity index.

The following graph sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the underlying commodity index for each quarter in the period from January 1, 2010 to January 13, 2015. The related table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices of the underlying commodity index for each quarter in the same period. The value of the underlying commodity index on January 13, 2015 was 252.7290. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity index should not be taken as an indication of its future performance. Furthermore, in light of current market conditions, the trends reflected in the historical performance of the underlying commodity index may be less likely to indicate the performance of the PLUS over its life than would otherwise have been the case. The actual performance of the underlying commodity index over the term of the PLUS and the amount payable at maturity may bear little relation to the historical levels shown below.

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PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Underlying Index Historical Performance – Daily Closing Values January 1, 2010 to January 13, 2015

S&P GSCITM Crude Oil Index—Excess Return	High	Low	Period End
2010
First Quarter	580.7973	494.2745	575.7510
Second Quarter	596.9223	444.4116	480.7402
Third Quarter	521.3389	449.7758	494.2388
Fourth Quarter	553.5523	490.9833	552.7660
2011
First Quarter	607.1437	503.8268	607.1437
Second Quarter	644.4647	506.8806	533.7882
Third Quarter	556.0875	438.3955	438.3955
Fourth Quarter	567.1342	418.8559	545.2173
2012
First Quarter	601.9905	530.5137	562.3674
Second Quarter	576.7051	419.0127	458.2227
Third Quarter	529.9358	451.6967	491.8431
Fourth Quarter	493.3903	448.5244	481.9584
2013
First Quarter	511.6316	468.0970	502.6795
Second Quarter	505.8752	448.0953	495.0573
Third Quarter	572.0864	502.3888	533.9717
Fourth Quarter	543.2078	480.0819	510.6378
2014
First Quarter	545.7297	475.5971	530.6062
Second Quarter	571.2074	520.3681	563.4010
Third Quarter	563.2406	496.6154	498.5767
Fourth Quarter	497.7563	293.2265	293.2265
2015
First Quarter (through January 13, 2015)	293.2265	252.7290	252.7290

January 2015	Page 11

PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Underlying commodity index publisher:	S&P Dow Jones Indices LLC
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the next succeeding business day immediately following the scheduled maturity date. If the scheduled valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

▪      Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:	The proceeds we receive from the sale of the PLUS will be used for general corporate purposes.

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PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to January 13, 2015, we hedged our anticipated exposure in connection with the PLUS, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the underlying commodity index or in swaps, futures or options contracts on the commodities that underlie the underlying commodity index. Such purchase activity could have increased the initial index value, and therefore could have increased the value at or above which the underlying commodity index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS, including on the valuation date, by purchasing and selling swaps, futures or options contracts on the commodities that underlie the underlying commodity index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the PLUS. We cannot give any assurance that our hedging activities will not affect the value of the underlying commodity index, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding orf disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary

January 2015	Page 13

PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments. The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS. The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)            the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)          any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)           neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $5 for each PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each PLUS.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS.

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PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due September 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov. as follows:

Prospectus Supplement for PLUS dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the prospectus supplement for PLUS or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

January 2015	Page 15